Exhibit 26(a)
               SAVANNAH ELECTRIC AND POWER COMPANY

                           ____________


                NOTICE OF INVITATION FOR PROPOSALS


             FOR THE PURCHASE OF FIRST MORTGAGE BONDS
                       AND PREFERRED STOCK


     SAVANNAH ELECTRIC AND  POWER COMPANY  is inviting  proposals for the purchase from it of its First Mortgage Bonds and Preferred Stock (which may have a par value of up to $100 per share) aggregating up to $65,000,000 in principal amount or par value, as the case may be. The Bonds and the Stock each may be issued and sold by the Company in one or more series. Proposals are to be submitted to the Company in accordance with such procedures and at such time or times on such day or days as shall be designated by the Company by notice to prospective bidders in writing or by telephone, confirmed in writing, as provided in the terms and conditions relating to proposals. Such notice or notices will also designate the principal amount of Bonds or the number of shares and par value per share of Stock for which proposals are to be submitted. Copies of a prospectus relating to the Bonds and the Stock and of the terms and conditions relating to proposals for the purchase of the Bonds and the Stock may be obtained at the office of Southern Company Services, Inc., One Wall Street, 42nd Floor, New York, N.Y. Proposals will be considered only from persons who have received copies of such prospectus and only if made in accordance with and subject to such terms and conditions and any notice given by the Company pursuant thereto. Prior to the acceptance of any bid, the bidder will be furnished a copy of a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933 at that time.



                              SAVANNAH ELECTRIC AND POWER COMPANY

                                   By ARTHUR M. GIGNILLIAT, JR.,
                                        President and Chief

                                        Executive Officer.
Dated:  May 10, 1995.